EXHIBIT 99.1
FDA Advisory Committee Reviews Data on IDM Pharma’s Junovan™
(mifamurtide) for Treatment of Osteosarcoma
IDM Pharma, Inc. (NASDAQ: IDMI) today announced that the U.S. Food and Drug Administration’s (FDA) Oncologic Drugs Advisory Committee (ODAC) voted 12 to 2 that the results of INT 0133, the Phase 3 trial, do not provide substantial evidence of effectiveness of Junovan (mifamurtide) in the treatment of patients with non-metastic, resectable osteosarcoma receiving combination chemotherapy. The FDA will consider ODAC’s recommendation when reviewing the new drug application for Junovan. The Company anticipates a decision in late August 2007.
“We are disappointed with the outcome of today’s advisory panel meeting,” said Jean-Loup Romet-Lemonne, M.D., IDM’s President and CEO. “As acknowledged by the panel, there is a significant unmet need for safe and effective treatments for children and young adults suffering from osteosarcoma (bone cancer), as there have been no new treatments in over 20 years. We will focus on working with FDA in the coming weeks to address the issues raised in order to complete the evaluation of our New Drug Application.”
The Company will host a conference call today, May 9th, at 5:00 PM ET to discuss the outcome of the U.S. Food and Drug Administration’s Oncologic Drugs Advisory Committee meeting. A webcast of the call will be accessible through the company’s website at www.idm-biotech.com. A replay of the call will be available on the website for 30 days.
Dial-In Information:

Date: May 9, 2007
Time: 5:00 pm ET / 4:00 pm CT / 3:00 pm MT / 2:00 pm PT
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About the Phase III trial with Junovan
The Junovan marketing applications include efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received Junovan, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received Junovan in the controlled Phase III trial conducted by the Pediatric Oncology Group (POG) and the Children’s Oncology Group (COG), sponsored by the Division of Cancer Treatment and Diagnosis of the National Cancer Institute (NCI). The biological effects and safety of Junovan are further supported by data from 17 Phase I and II clinical studies performed by Ciba-Geigy in which an additional 248 patients received at least one dose of Junovan. Junovan (mifamurtide — Liposomal Muramyl Tripeptide Phosphatidyl Ethanolamine MTP-PE) is selectively delivered to macrophages via the scavenger lipoprotein receptor pathway, activating the tumoricidal activity through the cytoplasmic Nod2 receptor. When administered in combination with chemotherapy and after tumor resection to osteosarcoma patients in the Phase III trial, Junovan provided a significant improvement in Disease Free Survival (DFS) (p less than 0.0245) and Overall Survival (OS) (p less than 0.0183). At 6 years, the probability of survival when Junovan is combined with adjuvant chemotherapy is 77% (95%CI:72-83%) compared to 66% (95%CI:59-73%) without Junovan, a clinically meaningful finding in a pediatric population where the longer the survival, the greater the chance that the patient is cured of cancer. Additional survival data from the COG (median follow up of 7.7 years) supports the survival benefit of Junovan in the treatment of non-metastatic osteosarcoma. The most common adverse events include chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness-of-breath, generally mild to moderate in nature and consistent with the activation of monocytes and macrophages by Junovan and the flu-like symptoms that follow cytokine release.
About Osteosarcoma

About 3% of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly develops in teenagers who are experiencing their adolescent growth spurt. Osteosarcoma is an orphan disease and there are approximately 1000 new cases in the US each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group (http://www.curesearch.org/our—research/index—sub.aspx?id=1761), the survival of children with osteosarcoma has remained at 60-65% since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM’s lead product candidate, Junovan™, (mifamurtide for injection), known as Mepact in Europe, is part of a new family of immunotherapeutic agents designed to destroy residual cancer cells by activating the body’s natural defenses. IDM’s applications requesting marketing approval of Junovan for use in the treatment of newly diagnosed resectable high-grade osteosarcoma patients in combination with multiple agent chemotherapy in review by the FDA in the United States and by the European Medicines Agency, or EMEA, in Europe. IDM is jointly developing Uvidem, a cell-based vaccine product candidate in Phase II clinical trials for the treatment of melanoma, with sanofi-aventis.
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the ODAC vote and the effect of the ODAC recommendation upon the determination by the FDA whether to approve Junovan for the treatment of newly diagnosed resectable high grade osteosarcoma following surgical resection in combination with multiple agent chemotherapy, the expected timing for a decision from the FDA, and IDM’s plans with regard to Junovan. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to: whether the FDA will make its decision regarding the submission for marketing approval for Junovan when expected; the ability of IDM to respond to questions raised by the FDA and EMEA in a satisfactory manner; the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan; although the FDA is not bound by the decision of any advisory panel, the possible negative impact that ODAC’s recommendation against approval of Junovan would have on the FDA’s decision whether to approve the applicable for marketing approval for Junovan, which would have a material and adverse affect on IDM’s business; the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group, or the Phase III study conduct and analysis, to be adequate for their assessment of Junovan, which may cause delays in review, may result in a refusal to accept the filings for marketing approval, may result in the regulatory authorities requiring IDM to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval; and whether IDM will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting IDM and its drug development programs include whether IDM or any of its collaborators will be able to develop pharmaceutical products using IDM’s technologies, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for IDM’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of IDM will be sufficient to fund operations as planned; whether any steps taken by IDM to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of IDM’s future access to capital; the risk that IDM may not secure or maintain relationships with collaborators, and IDM’s dependence on intellectual property. These factors are more fully discussed in IDM’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006 and other periodic reports filed with the SEC. IDM expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:
For IDM Pharma, Inc.
Celeste Duncan, 646-378-2945